                                                                   EXHIBIT(A)(5)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF

                                 VIASOFT, INC.
                                       AT

                              $8.40 NET PER SHARE
                                       BY

                                 ASG SUB, INC.,
                          A WHOLLY-OWNED SUBSIDIARY OF
                           ALLEN SYSTEMS GROUP, INC.,
                                     AND BY

                                 VIASOFT, INC.
-------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
      EASTERN TIME, ON FRIDAY, JUNE 2, 2000 UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

                                                                     May 4, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We are enclosing the material below in connection with ASG Sub, Inc., a Delaware corporation ("ASG Sub") and a wholly-owned subsidiary of Allen Systems Group, Inc. ("Allen Systems") and Viasoft, Inc., a Delaware corporation (the "Company" and, together with ASG Sub, the "Purchasers"), offer to purchase all outstanding shares of common stock, $0.001 par value (the "Common Stock"), of the Company, together with the associated preferred share purchase rights issued pursuant to the Company's Rights Agreement (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $8.40 per Share, net to the seller in cash without interest thereon and subject to reduction for any applicable federal backup or other withholding or stock transfer taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 4, 2000, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 27, 2000 (the "Merger Agreement"), between the Company, ASG Sub and Allen Systems.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT CONSTITUTE 51%, ON A FULLY DILUTED BASIS, OF THE SHARES OF VIASOFT, INC. COMMON STOCK OUTSTANDING AT THE CLOSE OF BUSINESS ON THE LAST BUSINESS DAY BEFORE THE OFFER EXPIRES, AND (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated May 4, 2000;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to EquiServe (the "Depositary") by the

     Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter to shareholders of the Company from Steven D. Whiteman, Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JUNE 2, 2000, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and
(iii) any other required documents.

     If a holder of Shares wishes to tender, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in "THE OFFER -- Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

     Purchasers will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchasers will reimburse you for reasonable and necessary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchasers will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to them, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained by contacting, Innisfree M&A Incorporated (the "Information Agent") at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          ASG SUB, INC.
                                          ALLEN SYSTEMS GROUP, INC.
                                          VIASOFT, INC.
-------------------------------------------------------------------------------
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF ALLEN SYSTEMS GROUP, INC., ASG SUB, INC., VIASOFT, INC., OR INNISFREE M&A INCORPORATED, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
-------------------------------------------------------------------------------